CERTIFICATE OF AMENDMENT
                                     OF THE
                           CERTIFICATE OF INCORPORATION
                                       OF
                             ELEGANT ILLUSIONS, INC.

                            Under Section 242 of the
                    Corporation Law of the State of Delaware


         James Cardinal and Tamara Gear, respectively, the Chief Executive Officer and the Secretary of ELEGANT ILLUSIONS, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by written consent filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

             "1. The Certificate of Incorporation is hereby amended to effect a reverse split of the Company's outstanding Common Stock in the ratio of one share for every three shares outstanding. The Company currently has authorized 30,000,000 shares of Common Stock with a par value of $.001 per share, of which 18,439,338 shares of Common Stock are issued and outstanding, and 11,560,662 shares are unissued. Under the new structure, the Company will have 30,000,000 shares of Common Stock, par value $.001, authorized, of which approximately 6,146,446 shares will be issued and outstanding and 23,853,554 shares will be unissued. All fractional shares resulting from the reverse split will be rounded up to the next whole share. The number of authorized shares shall not change. The reverse split shall take effect (i) at 12:01 a.m. Eastern Standard Time on January 15, 1999: or
    (ii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware, which ever occurs later."

SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware by obtaining the written consent of the holders of the majority of the stock of the Company entitled to vote at a meeting of stockholders pursuant to section 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, we, the undersigned, have executed and subscribed this certificate this 4th day of January, 1999.

      /s/James Cardinal                               /s/Tamara Gear
      ---------------------------------------         ----------------------
      James Cardinal, Chief Executive Officer         Tamara Gear, Secretary